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                                                                   EXHIBIT 99(a)

[AVISTA CORP. LOGO]

                                                                    NEWS RELEASE

Contact:    Media:  Patrick Lynch (509) 495-4246  pat.lynch@avistacorp.com
            Investors: Angela Teed (509) 495-2930  angela.teed@avistacorp.com

                                                          FOR IMMEDIATE RELEASE:
                                                          October 24, 2001
                                                          7:45 a.m. EDT

     AVISTA IMPLEMENTS ADDITIONAL MEASURES TO STRENGTHEN FINANCIAL POSITION COMPANY ANNOUNCES SALE OF ASSETS AND FURTHER REDUCTIONS IN CAPITAL EXPENDITURES;
 THIRD-QUARTER EARNINGS EXPECTED TO EXCEED CONSENSUS ESTIMATES BEFORE WRITE-DOWN

SPOKANE, WASH.: Avista Corp. (NYSE: AVA) today announced that it will implement additional measures to conserve cash, improve liquidity and reduce debt.

        Gary G. Ely, Avista Corp. chairman, president and chief executive officer, said the company has signed a letter of intent with Mirant under which Avista will sell 50 percent of its interest in the Coyote Springs 2 power project. Mirant is one of the world's leading competitive energy providers. Avista currently has about $140 million invested in this 280-megawatt project under construction near Boardman, Ore. The sale is expected to close by year-end, and the plant is scheduled to come on line in mid-2002. The two companies will share equally in the costs of construction and operation of the plant and will jointly own the project, which has an estimated cost of between $180 million and $190 million.

        "We view this as a positive development both for our company and Mirant," Ely said. "We will retain a significant portion of this important generation project in addition to working with Mirant, a strong and valued partner."

        Ely also said Avista is reducing utility capital expenditures by $15 million for the remainder of 2001 and will reduce utility capital expenditures by approximately $40 million from what was originally budgeted for 2002. The reductions are largely related to the company's efforts to improve cash flows.

        As previously announced, Avista continues to actively pursue the divestiture of its interests in Avista Communications, its telecommunications affiliate. Avista expects to recognize an after-tax expense of approximately $35 million in the third quarter related to the Avista Communications divestiture, which will be completed by year-end.

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PAGE TWO: AVISTA IMPLEMENTS ADDITIONAL MEASURES TO STRENGTHEN FINANCIAL POSITION

        Third quarter earnings, which will be announced Oct. 31, are expected to exceed the First Call consensus estimate of breakeven, exclusive of charges related to the divestiture of Avista Communications.

        "We are focused on rebuilding the strength of our core energy businesses, improving liquidity and continuing to rebuild the financial strength of our company," Ely said.

        Ely cited a number of factors that are expected to improve Avista's liquidity and debt position in the next 12 to 24 months, including increased cash flow from the temporary rate surcharges, an expected return to more normal hydroelectric generation conditions and completion of regulatory filings in Washington and Idaho to address recovery of remaining deferred power costs, as well as other issues. Avista will file a general rate case in Washington prior to Dec. 1.

        Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista's affiliates include Avista Utilities, a company operating division that provides electric and natural gas service to customers in four western states. Non-regulated affiliates include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.'s stock is traded under the ticker symbol "AVA" and its Internet address is www.avistacorp.com

        Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

        This news release contains forward-looking statements regarding the company's current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2000, and the Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2001.

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